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K-TRON           K-Tron International, Inc.                       NEWS
                 Commerce Center
                 1810 Chapel Ave. West
                 Cherry Hill, NJ  08002
                 (609) 661-6240
                 FAX (609) 661-6241



For Release:              Immediately

Contact: Robert L. Weinberg, Senior Executive Vice President and Chief Financial Officer



         Cherry Hill, New Jersey -- June 16, 1995 -- K-Tron International, Inc. (NASDAQ - KTII) today announced that it has agreed to sell its German subsidiary, Colortronic GmbH, to an investment group for $9 million in cash. The Colortronic stock sale will also reduce K-Tron's worldwide bank indebtedness by approximately $14 million. The closing of the transaction is subject to the completion of documentation and the satisfaction of certain conditions but is expected to occur before the end of the month.

         The investment group includes affiliates of Alpinvest III B.V. and ABNAMRO Ventures B.C. as well as two K-Tron executives, Marcel O. Rohr, president and chief executive officer, and Martin Schuler, K-Tron's senior vice president - finance for European operations. Messrs. Rohr and Schuler will resign from all of their positions with K-Tron in connection with the sale, and Leo C. Beebe, K-Tron's chairman, will assume the duties of chief executive officer.

         Commenting on the sale, Mr. Beebe said "The divestiture is a major step in our turnaround program to streamline and focus on our traditional feeder business where K-Tron has excelled for 30 years. While K-Tron will incur a net loss of approximately $10 million on the sale after giving effect to anticipated future tax benefits, this loss is primarily a non-cash write off of goodwill which will have no adverse effect on K-Tron's future operations or cash flow. Furthermore, the sale will significantly reduce K-Tron's bank debt and interest expense, simplify its organization and accelerate the company's goal of returning to profitability in 1995."

         K-Tron International, Inc., through its subsidiaries, is a major producer of gravimetric and volumetric feeders, blenders and related process control and material handling equipment, with facilities and customers throughout the world.